Exhibit 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
Rob Lewis, CFO	David Barnard & Kirsten Chapman	Chenoa Taitt
iMergent, Inc.	Lippert/Heilshorn & Assoc.	Lippert/Heilshorn & Assoc.
801.431.4695	415.433.3777	212.838.3777
investor_relations@imergentinc.com	David@lhai-sf.com	ctaitt@lhai.com

iMergent Sells Domestic Trade Receivables for $15.3 Million

- Receives Letter of Intent for Sale of International Receivables for $5.2 Million -

- Accounts Receivables Sales to Total $20.5 Million –

- Transactions Expected to Create NOL for $16 Million to Offset Taxable Income -

- Announces Financing Agreement for Ongoing Sale of Domestic Trade Receivables-

OREM, UTAH, AUGUST 10, 2005 – iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced the sale of its domestic trade receivables portfolio of $15.3 million.  The sale was priced at 100 percent of net book value, less seven percent for transaction costs and service fees associated with the transaction. Separately, other trade receivables of $2.7 million in net book value as of June 30, 2005, have also been or will be converted to cash.  The company has received a Letter of Intent for the sale of its international receivables portfolio on similar terms that is expected to result in the receipt of an additional $5.2 million in cash. Transaction costs and service fees for both of these transactions are anticipated to range from $1.6 million to $1.8 million and are recognized upon consummation of the transactions.

In addition, iMergent entered into an agreement for the ongoing sale of its domestic receivables.  Upon consummation of all of these transactions, it is anticipated that the company will no longer incur fees for the servicing of accounts receivable that have historically been recorded in general and administrative expenses.

“These transactions consummate months of work and will contribute significant capital to invest in operating activities,” said Rob Lewis, iMergent’s chief financial officer.  “In addition, under the terms of our agreement we will be selling our domestic trade receivables on an ongoing basis as part of our strategy to direct financial resources to our core business and other opportunities that the board may explore.”

Lewis continued, “By minimizing the amount of trade receivables on the balance sheet, we achieve greater liquidity and maintain added financial flexibility.  These transactions are also expected to result in the creation of a net operating loss carry forward (NOL) of approximately $16 million, which can be utilized to offset current and future taxable income.  Prior to the sale of our receivables, the tax benefits for bad debts could only be utilized in the periods in which the receivables were written-off.  These transactions are expected to bring future cash tax benefits from bad debt write-offs into earlier periods and eliminate or minimize cash income tax expense until the benefits are fully utilized.”

Don Danks, iMergent’s chairman and chief executive officer, stated, “With the sale of our trade receivables portfolio resulting in a stronger cash position, I will make recommendations to the board regarding exploring potential uses of this cash infusion for the benefit of the shareholders which may include accretive acquisitions and/or a stock buy back program.”

In a separate news release today, iMergent announced preliminary fourth quarter and year 2005 fiscal results.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline™ software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company’s continued ability to increase revenue; the receivables being properly valued trade receivables having been converted having a proper net book value; the sale of the international receivables being completed; the international receivables being properly valued; the ability to sell ongoing receivables under terms and conditions contemplated; significant capital being contributed to the company; the ability to direct financial resources to the core business of the company; achieving greater liquidity; the ability to maintain added financial flexibility; the ability to create forward NOL’s; the ability to use NOL’s to offset future and current tax income; the continuation of rapid growth of the company; the ability to generate future benefits from bad debt write-offs; the ability to increase focus into the core business of the company; the ability to meet the needs of customers and provide services to small businesses and entrepreneurs; the review and or use of proceeds for the benefit of stockholders;  the ability to provide merchants services which grow their business; the Company’s ability to attract and retain key management and other personnel; the results of Class Action suits filed; the company’s resolution of the Texas proceeding; employees complying with company policy and laws.  For a more detailed discussion of factors that affect iMergent’s operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.

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